Exhibit 99.1

Unaudited Pro Forma Combined Financial Information of Kratos

The following unaudited pro forma combined financial data is intended to show how the acquisition of Herley, Gichner Holdings, Inc. (“Gichner”) and Henry Bros. Electronics, Inc. (“HBE”) and the consummation of the equity offering and note offering (each described below) might have affected the historical financial statements of Kratos Defense & Security Solutions, Inc. (the “Company” or “Kratos”) if such acquisitions and the other transactions had been completed on December 28, 2009 and was prepared based on the historical financial results reported by Kratos, Herley, HBE, and Gichner. The following should be read in connection with the historical financial statements of Kratos, Herley, HBE, and Gichner as incorporated by reference to Kratos’ Registration Statement on Form S-3 (File No. 333-173099), filed with the SEC on March 25, 2011.

The unaudited pro forma combined financial statements give effect to the acquisition of Herley, assuming a purchase price, including assumed indebtedness and transaction expenses, of approximately $316.6 million. The pro forma adjustments reflecting the completion of the acquisition of Herley are based upon the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”), and upon the assumptions set forth in the notes to the unaudited pro forma combined financial statements.

During 2010, Kratos acquired Gichner and HBE. The acquisition of each of Gichner and HBE was completed on May 19, 2010 and December 15, 2010, respectively.

The unaudited pro forma combined balance sheet as of December 26, 2010 combines the historical consolidated balance sheets of Kratos as of December 26, 2010 and Herley as of January 30, 2011.

The unaudited pro forma combined statements of operations for the year ended December 26, 2010 combine the historical consolidated statements of operations of Kratos and Herley for their respective twelve months ended December 26, 2010 and January 30, 2011, of HBE for the nine months ended September 30, 2010, and of Gichner for the three months ended March 31, 2010. The operating results for the twelve-month period ended January 30, 2011 for Herley were derived from the quarterly operating results and annual operating results of Herley. The pro forma results do not include the acquisitions of DEI Services Corporation (“DEI”) and Southside Container & Trailer LLC (“Southside”), Gichner’s operating results from April 1, 2010 to May 19, 2010, or HBE’s operating results from October 1, 2010 to December 15, 2010.

The unaudited pro forma combined financial information also gives effect to our recently completed firm commitment underwritten offering of approximately 4.9 million shares of our common stock at a public offering price of $13.25 per share. The Company received gross proceeds of approximately $64.8 million and net proceeds of approximately $61.1 million after deducting underwriting fees and other offering expenses. Additionally, the unaudited pro forma combined financial information gives effect to the issuance of $285.0 million aggregate principal amount of 10% Senior Secured Notes (“Notes”) due 2017.  The Notes were offered at a premium of 107%, for an effective interest rate of 8.5% and the gross proceeds were approximately $314.0 million, which includes an approximate $20.0 million of issuance premium and $9.0 million of accrued interest.

The historical consolidated financial data has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition of each of Herley, HBE and Gichner, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisitions and certain other adjustments. The unaudited pro forma combined financial statements do not reflect revenue opportunities, synergies or cost savings that the Company expects to realize after the acquisitions. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the acquisitions. The unaudited pro forma combined financial statements also do not reflect non-recurring charges related to integration activities or exit costs that may be incurred by Kratos, HBE or Gichner in connection with the acquisitions thereof. There were no material transactions between Kratos, HBE and Gichner during the periods presented in the unaudited pro forma combined financial statements that would need to be eliminated.

The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. The unaudited pro forma combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the acquisition of Herley. These financial statements also do not include any integration costs, synergies or estimated future transaction costs, except for fixed contractual transaction costs, that the companies may incur as a result of the acquisition of Herley. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial statements, the preliminary acquisition-date fair value of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma combined financial statements is subject to adjustment and may vary significantly from the actual amounts that will be recorded upon completion of the acquisition of Herley.

Kratos Defense & Security Solutions, Inc.

 Unaudited Pro Forma Combined Balance Sheet

 (in millions, except par value and number of shares)

	Kratos Historical December 26, 2010	Herley Historical January 30, 2011	Preliminary Pro Forma Adjustments*		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$10.8	$26.4	$57.3	(a)	$94.5
Restricted cash	8.5	0.8	—		9.3
Accounts receivable, net	125.8	40.6	—		166.4
Inventoried costs, net of progress payments	25.9	50.8	—		76.7
Income taxes receivable	2.7	—	—		2.7
Prepaid expenses	7.1	2.2	—		9.3
Other current assets	2.9	17.3	(3.6	)(b)(c)	16.6
Current assets of discontinued operations	0.5	—	—		0.5
Total current assets	184.2	138.1	53.7		376.0

Property and equipment, net	28.4	31.7	—		60.1
Goodwill	226.4	43.7	47.7	(c)(d)	317.8
Intangibles, net	89.1	7.7	86.8	(e)	183.6
Other assets	8.0	5.8	22.0	(b)(c)	35.8

Total assets	$536.1	$227.0	$210.2		$973.3

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$45.6	$8.9	$—		$54.5
Accrued expenses	21.4	4.2	—		25.6
Accrued compensation	21.7	7.0	—		28.7
Billings in excess of costs and earnings on uncompleted contracts	17.2	1.0	—		18.2
Acquisition related holdback payments	8.1	—	—		8.1
Other current liabilities	1.7	15.3	1.8	(c)(g)(h)	18.8
Current portion of long-term debt	—	1.3	(0.3	)(f)	1.0
Current portion of capital lease obligations	0.6	—	—		0.6
Current liabilities of discontinued operations	2.1	—	—		2.1
Total current liabilities	118.4	37.7	1.5		157.6
Long-term debt, net of current portion	225.0	10.1	281.7	(i)	516.8
Capital lease obligations	1.1	—	—		1.1
Deferred income tax liability	11.7	—	38.1		49.8
Other long-term liabilities	8.6	9.2	16.1	(g)(h)	33.9
Non-current liabilities of discontinued operations	1.4	—	—		1.4

Total liabilities	366.2	57.0	337.4		760.6
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized Series B Convertible Preferred Stock, $.001 par value, 10,000 shares outstanding at December 27, 2009 and December 26, 2010 (liquidation preference $5.0 million at December 26, 2010)	—	—	—		—
Common stock, $.001 par value, 195,000,000 shares authorized; 15,784,591 and 18,616,023 shares issued and outstanding at December 27, 2009 and December 26, 2010, respectively	—	1.4	(1.4	)(j)	—
Additional paid-in capital	553.5	105.4	(44.0	)(k)	614.9
Accumulated deficit	(383.6)	63.2	(81.8	)(l)	(402.2)
Total stockholders’ equity	169.9	170.0	(127.2)		212.7
Total liabilities and stockholders’ equity	$536.1	$227.0	$210.2		$973.3

*  See Note 6 for an explanation of the preliminary pro forma adjustments.

See accompanying notes to unaudited pro forma combined financial statements

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Unaudited Pro Forma Combined Statement of Operations

(in millions, except per share data)

	Kratos Historical Year Ended December 26, 2010	Gichner Historical Three Months Ended March 31, 2010	HBE Historical Nine Months Ended September 30, 2010	Pro Forma Adjustments*		Subtotal Pro Forma Combined	Herley Historical Twelve Months Ended January 30, 2011	Preliminary Pro Forma Adjustments*		Pro Forma Combined
Service revenues	$284.8	$—	$46.9	$—		$331.7	$—	$—		$331.7
Product sales	123.7	49.9	—	—		173.6	193.4	—		367.0
Total revenues	408.5	49.9	46.9	—		505.3	193.4	—		698.7
Cost of service revenue	215.5					215.5	—			215.5
Cost of product sales	103.0	41.1	33.5	—		177.6	133.6	—		311.2
Total costs	318.5	41.1	33.5	—		393.1	133.6	—		526.7
Gross profit	90.0	8.8	13.4	—		112.2	59.8	—		172.0
Selling, general and administrative expenses	63.0	3.5	10.7	1.3	(a)(b)	78.5	32.9	5.0	(a)(b)	116.4
Research and development expenses	2.2	—	—	—		2.2	—	—		2.2
Litigation costs and settlements, net of recovery	(1.4)	—	—	—		(1.4)	14.5	—		13.1
Merger and acquisition expenses	3.1	0.2	0.5	—		3.8	0.2	—		4.0
Operating income (loss) from continuing operations	23.1	5.1	2.2	(1.3)		29.1	12.2	(5.0)		36.3
Other expense:
Interest expense, net	(22.3)	(0.4)	(0.1)	(2.9	)(c)	(25.7)	(0.2)	(27.5	)(c)	(53.4)
Other income (expense), net	1.1	(0.1)	0.0	—		1.0	—	—		1.0
Total other expense, net	(21.2)	(0.5)	(0.1)	(2.9)		(24.7)	(0.2)	(27.5)		(52.4)
Income (loss) from continuing operations before income taxes	1.9	4.6	2.1	(4.2)		4.4	12.0	(32.5)		(16.1)
Provision (benefit) for income taxes from continuing operations	(12.7)	1.6	0.9	(1.2	)(d)	(11.4)	3.6	(1.8	)(d)	(9.6)
Income (loss) from continuing operations	$14.6	$3.0	$1.2	$(3.0)		$15.8	$8.4	$(30.7)		$(6.5)
Basic income per common share:
Income (loss) from continuing operations	$0.88					$0.85				$(0.28)
Diluted income per common share:
Income (loss) from continuing operations	$0.87					$0.85				$(0.28)
Weighted average common shares outstanding:
Basic	16.6		2.0 (e)			18.6	4.9 (f)			23.5
Diluted	16.9		2.0			18.9	4.9			23.5

* See Note 7 for an explanation of the preliminary  pro forma adjustments.

See accompanying notes to unaudited pro forma combined financial information

Kratos Defense & Security Solutions, Inc.

 Notes to Unaudited Pro Forma Combined Financial Statements

1. Description of the Transaction

On March 30, 2011, the Company completed its acquisition of Herley Industries, Inc. through a cash tender offer to purchase all of the outstanding shares of Herley common stock (the “Offer”) by Lanza Acquisition Co., a wholly-owned subsidiary of the Company (“Merger Sub”), at a price of $19.00 per share, and subsequent merger of Merger Sub with and into Herley (the “Merger”), with Herley continuing as a wholly-owned subsidiary of the Company. To fund the acquisition of Herley, on February 7, 2011, the Company sold approximately 4.9 million shares of its common stock at a purchase price of $13.25 per share in an underwritten public offering, and on March 25, 2011, the Company issued $285.0 million aggregate principal amount of 10% Senior Secured Notes (“Notes”) due 2017.  The Company received gross proceeds of approximately $64.8 million and after deducting underwriting and other offering expenses received approximately $61.1 million in net proceeds from the equity offering.  The Notes were offered at a premium of 107%, for an effective interest rate of 8.5% and the gross proceeds were approximately $314.0 million, which includes an approximate $20.0 million of issuance premium and $9.0 million of accrued interest.

The Company estimates its cash requirements in connection with the acquisition of Herley to be approximately $308.8 million. The Company used a portion of the net proceeds from the equity offering together with the net proceeds from the sale of the Notes to fund the purchase of Herley common stock in connection with the acquisition of Herley, to pay related transaction fees and expenses and for other corporate purposes. Herley will use a portion of its unrestricted cash to repay indebtedness of Herley’s U.S. subsidiaries.

2. Basis of Presentation

The unaudited pro forma combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the acquisition of Herley are based upon the acquisition method of accounting in accordance with GAAP and upon the assumptions set forth in the notes to the unaudited pro forma combined financial statements.

During 2010, Kratos acquired Gichner and HBE. The acquisition of each of Gichner and HBE was completed on May 19, 2010 and December 15, 2010, respectively.

The unaudited pro forma combined balance sheet as of December 26, 2010 combines the historical consolidated balance sheets of Kratos as of December 26, 2010 and Herley as of January 30, 2011.

The unaudited pro forma combined statements of operations for the twelve months ended December 26, 2010 combine the historical consolidated statements of operations of Kratos and Herley for their respective twelve months ended December 26, 2010 and January 30, 2011, of HBE for the nine months ended September 30, 2010, and of Gichner for the three months ended March 31, 2010. The operating results for the twelve month period ended January 30, 2011 for Herley were derived from the quarterly operating results and annual operating results of Herley.

The pro forma adjustments include the application of the acquisition method of accounting under FASB ASC Topic 805, Business Combinations (“Topic 805”). Topic 805  requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is presumed to be the closing date of the acquisition of Herley.

Under ASC Topic 820, Fair Value Measurements and Disclosures (“Topic 820”), “fair value” is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The historical consolidated financial data has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition of each of Gichner, HBE and Herley, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments. The unaudited pro forma combined financial statements do not reflect revenue opportunities, synergies or cost savings that the Company expects to realize after the acquisitions. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the acquisitions. The unaudited pro forma combined financial statements also do not reflect non-recurring charges related to integration activities or exit costs that may be incurred by Kratos, Gichner or HBE in connection with the acquisitions thereof. There were no material transactions between Kratos, HBE and Gichner during the periods presented in the unaudited pro forma combined financial statements that would need to be eliminated.

3. Accounting Policies

Based upon the Company’s preliminary review of Herley’s summary of significant accounting policies disclosed in its audited financial statements, included elsewhere in this offering memorandum and incorporated herein by reference, the nature and amount of any adjustments to the historical financial statements of Herley to conform Herley’s accounting policies to those of the Company’s are not expected to be significant.

4. Consideration Transferred and Purchase Price Allocation

The initial consideration transferred and the aggregate purchase price to be allocated is presented in the table below (in millions).

Cash payable as merger consideration	$269.8
Fair value of Kratos replacement options issued to Herley option holders	0.3

Estimate of acquisition consideration(a)	$270.1

(a)                               Kratos funded the cash payment with a portion of the net proceeds from its recent equity offering together with the net proceeds from its debt financing transaction, as described in Note 1 above.

5. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a discussion of the adjustments made in connection with the preparation of the unaudited pro forma combined financial statements. Each of these adjustments represents preliminary estimates of the fair values of Herley’s assets and liabilities and periodic amortization of such adjustments to the extent applicable. Actual adjustments will be made when the final fair value of Herley’s assets and liabilities is determined. Accordingly, the actual adjustments to Herley’s assets and liabilities and the related amortization of such adjustments may differ materially from the estimates reflected in the unaudited pro forma combined financial statements.

The following is the preliminary estimate of the assets acquired and the liabilities assumed by Kratos reconciled to the consideration transferred (in millions):

Herley
Book value of net assets acquired	$118.6
Acquisition accounting adjustment for deferred taxes	(34.4)
Identifiable intangible assets	94.5
Goodwill	91.4

Purchase price allocated	$270.1

Goodwill:    Goodwill is calculated as the excess of the acquisition date fair value of the consideration transferred over the values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to an annual impairment test.

Intangible assets:    Using the income approach, the Company has made a preliminary estimate of the fair value of the acquired identifiable intangible assets, which are subject to amortization. Further analysis must be performed to value those assets at fair value and allocate purchase price to those assets. As such, the value of intangible assets may differ significantly from the amount reflected on the unaudited pro forma combined financial information. Amortization recorded in the statement of operations may also differ based on the valuation of intangible assets. The following table sets forth the components of these intangible assets and their estimated useful lives (in millions):

	Fair value	Estimated useful life (years)
Trade name	$30.4	Indefinite
Technical know-how	19.4	10
Backlog — funded	8.4	3
Customer relationships	36.3	10 - 18
	$94.5

6. Adjustments to Unaudited Pro Forma Combined Balance Sheet:

(a)       The sources and uses of funds relating to the acquisitions are as follows (in millions):

Sources: (See Note 1)
Debt financing transaction	$314.0
Net proceeds the recent equity offering	61.1

Uses:
Cash consideration to stockholders of Herley	(269.8)
Change in control payments	(9.2)
Estimated transaction fees	(26.2)
Accrued interest received	(9.0)
Repayment of Herley debt	(3.6)

Net adjustment to cash and cash equivalents	$57.3

(b)       Reflects adjustment for current and long term deferred financing costs of $2.4 million and $12.3 million, respectively, related to issuance of debt.

(c)        Reflects adjustments to deferred taxes and goodwill as a result of the impact of indefinite lived intangibles acquired.

(d)       Reflects adjustments to goodwill (in millions):

Eliminate Herley goodwill	$(43.7)
Record transaction goodwill Herley	91.4

$47.7

(e)        Reflects adjustments to intangibles (in millions):

Eliminate Herley intangibles	$(7.7)
Record transaction intangibles Herley	94.5

$86.8

(f)           Reflects payment of Herley U.S. subsidiary debt. Debt related to a ten-year term loan which is owed by the Israeli subsidiary of Herley to an Israeli bank will remain outstanding. The term loan has quarterly payments of $250,000 plus interest at LIBOR plus a margin of 1.5%.

(g)       Reflects a bond premium of $20.0 million. $3.2 million is current and $16.8 is long term. The bond premium is the difference between the 10% face amount of the notes and the yield to maturity of approximately 8.5% on the new issuance.

(h)       Reflects payment of Herley employee settlements of $2.1 million, of which $1.4 million is a current liability and $0.7 million is a long term liability.

(i)          Reflects the face amount of the long term debt to be issued of $285.0 million offset by payment of Herley U.S. subsidiary long term debt of $3.3 million. Debt related to a ten-year term loan which is owed by the Israeli subsidiary of Herley to an Israeli bank will remain outstanding. The term loan has quarterly payments of $250,000 plus interest at LIBOR plus a margin of 1.5%.

(j)           Reflects the elimination of Herley common stock.

(k)       Reflects the elimination of the Herley additional-paid-in-capital offset by net proceeds from the recent issuance of common stock of $61.1 million and $0.3 million related to the fair value of options assumed for Herley (see Note 1).

(l)          Reflects the elimination of Herley retained earnings plus transaction costs and change in control payments of $18.6 million.

7. Adjustments to Unaudited Pro Forma Combined Statement of Operations:

(a)       Net decrease in amortization expense to reflect the adjustment for intangibles not acquired in the transactions, net of the amortization expense of identifiable intangible assets arising from the purchase price allocations. Identifiable intangible assets are being amortized using the straight-line method and their weighted average useful lives (in millions):

	Pro Forma Combined Twelve Months Ended December 26, 2010
Amortization of:	Herley	Gichner	HBE	Combined
Customer relationships	$2.2	$0.4	$—	$2.6
Funded backlog	1.9	—	0.7	2.6
Technical know-how	2.8	0.5	—	3.3
Favorable leases	—	0.0	—	0.0
Total estimated amortization expense	6.9	0.9	0.7	8.5
Elimination of Gichner’s previously-recorded amortization of acquisition-related intangible assets	(1.0)	(0.1)	(0.1)	(1.2)
Pro forma adjustment to amortization of acquisition-related intangible assets	$5.9	$0.8	$0.6	$7.3

(b)       Reflects a reduction in stock-based compensation expense as a result of the exercise of stock options and restricted stock immediately prior to closing of the Herley and HBE transactions offset by stock-based compensation expense for stock options assumed. The net adjustment was a reduction in expense of $0.9 million for Herley and $0.1 million for HBE for the year ended December 26, 2010.

(c)        Interest expense adjustments (in millions):

Twelve months ended December 26, 2010
Estimated interest expense related to the Existing Kratos Notes issued on May 19, 2010 and elimination of interest expense related to Kratos debt that was refinanced in 2010	$3.3
Estimated interest expense on the Notes	27.6
Eliminated interest expense related to Herley	(0.1)
Eliminated interest expense related to Gichner debt	(0.4)

Net change in interest expense	$30.4

In May 2010, to finance the acquisition of Gichner, the Company completed a private offering of $225.0 million in aggregate principal amount of 10% Senior Secured Notes due 2017 and entered into a new 4-year, $25.0 million revolving credit facility, which is secured by a first priority lien on the combined entity’s accounts receivable and inventory. To finance the Herley acquisition, the Company issued the Notes. The yield to maturity on the new notes is approximately 8.5%. The interest expense is based on the interest cost of the debt facilities that were the result of the Gichner acquisition, the interest expense related to a ten-year term loan which is owed by the Israeli subsidiary of Herley, and the estimated interest cost for the acquisition of Herley.

(d)       Reflects the income tax effects of pro forma adjustments and utilization of Kratos net operating losses and tax attributes to offset tax expense that Herley, HBE and Gichner would otherwise incur on a stand-alone basis.

(e)        Reflects the issuance of 2.5 million common shares on October 12, 2010.  The Company used the net proceeds from that offering to fund the purchase price for the acquisition of HBE.

Common shares issued on October 12, 2010	2.5
Less weighted average common shares in Kratos December 26, 2010 consolidated statements of operations related to issuance	(0.5)

Total common shares issued, not included in weighted average common shares as of December 26, 2010	2.0

(f)           Reflects the issuance of 4.9 million common shares on February 11, 2011 (see Note 1).